Exhibit 10.1

LEASE AMENDMENT NUMBER TWO

This LEASE AMENDMENT NUMBER TWO entered into this 12 day of May, 2003 (the “Second Amendment”), by and between AP SOUTHEAST PORTFOLIO PARTNERS, L.P., a Delaware limited partnership (the “Landlord”) and CLOSURE MEDICAL CORPORATION, a Delaware corporation (the “Tenant”).

W I T N E S S E T H:

WHEREAS, Tenant and Landlord entered into that certain Net Lease dated February 14, 1997 (the “Original Lease”), as amended by that certain Commencement Agreement and First Amendment to Lease dated August 15, 1997 (the “First Amendment”), the Original Lease and the First Amendment collectively referred to as the “Lease”, for space comprising approximately 49,145 rentable square feet (the “Original Premises”), located at 5250 Green’s Dairy Road, Raleigh, Wake County, North Carolina; and

WHEREAS, the parties hereto desire to alter and modify said Lease in the manner hereinafter set forth,

NOW THEREFORE, in consideration of the mutual and reciprocal promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.	Premises. Effective on December 1, 2003 (the “Expansion Premises Commencement Date”), Section 2.2, entitled “Premises”, shall be amended to include the space to be occupied by Tenant as depicted on Exhibit A-1 attached hereto.

2.	Square Footage and Address. Effective on the Expansion Premises Commencement Date, Section 2.3, entitled “Square Footage”, shall be amended to include in the Premises approximately 19,357 additional square feet, located in the Building, and as shown in Exhibit A-1 (the “Expansion Premises”). Collectively, the Original Premises and the Expansion Premises shall constitute approximately 68,502 rentable square feet, collectively the “Premises”.

3.	Term. Effective on the Expansion Premises Commencement Date, Article III of the Lease, entitled “Term”, shall be amended to extend the Lease so that the Termination Date of the Lease is November 30, 2008.

4.	Term. Effective on the Expansion Premises Commencement Date, Article III of the Lease, entitled “Term”, shall be amended to extend the Lease so that the Termination Date of the Lease is November 30, 2008.

5.	Base Rent. Effective on the Expansion Premises Commencement Date, Section 4.1 of the Lease, entitled “Base Rent”, shall be amended to provide that cumulative Base Rent from the Expansion Premises Commencement Date, through the extended Term shall be $3,769,524.36, to be payable in equal monthly installments in accordance with the following rent schedule (which shall replace the rent schedule provided in Exhibit H of the Lease):

MONTHS	Original Premises Monthly Rent	Expansion Premises Monthly Rent	TOTAL MONTHLY RENT	CUMULATIVE RENT
12/1/03-7/31/04	$43,129.24	$16,985.77	$60,115.01	$480,920.08
8/1/04-7/31/05	$44,046.21	$17,356.78	$61,402.99	$736,835.88
8/1/05-7/31/06	$44,990.61	$17,727.79	$62,718.40	$752,620.80
8/1/06-7/31/07	$45,963.27	$18,098.79	$64,062.06	$768,744.72
8/1/07-7/31/08	$45,963.27	$18,098.79	$64,062.06	$768,744.72
8/1/08-11/30/08	$46,928.60	$18,485.94	$65,414.54	$261,658.16
			Total Rent:	$3,769.524.36

The above rent schedule does not include Additional Rent provided for in Section 4.5 and related sections of the Lease.

6.	Tenant’s Proportionate Share. Effective on the Expansion Premises Commencement Date, Section 4.6 of the Lease, entitled “Tenant’s Proportionate Share”, shall be amended to provide that Tenant’s Proportionate Share is 74.1725%.

7.	Brokers’ Commissions. Section 13.15 of the Lease, entitled “Real Estate Brokers”, shall be amended to provide that Tenant has not dealt with any real estate broker, finder or other person with respect to this Second Amendment, the lease for the Expansion Premises and the extension of the Lease, except for Insignia MetaPartners, through Paul Munana, whose address is 14600 Weston Parkway, Suite 100, Cary, North Carolina 27513.

8.	Option to Extend Lease Term. Exhibit D of the Lease, entitled “Option to Extend Lease Term”, shall be amended to provide that the renewal right applies to all of the Premises, including the Expansion Premises, and that the Renewal Lease Term shall commence, if the option to extend is exercised, upon the expiration of the Lease Term, as extended in this Second Amendment.

9.	Expansion Option – Right to Relocate Other Tenants. The section of Exhibit F of the Lease, entitled “Expansion Option” and related section entitled “Expansion Option – Exercise of Right to Relocate Other Tenants”, shall be amended to provide that Tenant’s option to expand and right to relocate existing tenants shall extend through November 30, 2005 exercised by six (6) months prior written notice from Tenant to Landlord; that any lease for Relocation Premises (as defined in Exhibit F) shall commence six months after the date the notice of the intent to exercise the expansion right is received by Landlord (unless, if for any reason the Relocation Premises are not available to Tenant at such commencement date for reasons outside of Tenant’s control, in which case the actual commencement date, and rent commencement, shall be deferred according); and that Tenant shall only be responsible for up to $50,000.00 of the relocation costs.

10.	Workletter. The attached Workletter shall be incorporated into the Lease for the purpose of making improvements to the Expansion Premises.

11.	Miscellaneous. The foregoing is intended to be an addition and a modification to the Lease. Unless otherwise defined herein, all capitalized terms used in this Second Amendment shall have the same definitions ascribed in the Lease. Except as modified and amended by this Second Amendment, the Lease shall remain in full force and effect. If anything contained in this Second Amendment conflicts with any terms of the Lease, then the terms of this Second Amendment shall govern and any conflicting terms in the Lease shall be deemed deleted in their entirety.

12.	Tenant Acknowledgment. Tenant acknowledges that Landlord has complied with all of its obligations under said Lease to date, and, to the extent not expressly modified hereby, all of the terms and conditions of said Lease shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, Tenant and Landlord have caused this instrument to be executed as of the date first above written, by their respective officers or parties thereunto duly authorized.

Tenant:

CLOSURE MEDICAL CORPORATION
a Delaware corporation

By:	William M. Cotter
Name:	William M. Cotter
Title:	VP of Operations

Date:	5/9/03

Attest:	Debra L. Pawl
Vice President & General Counsel

Corporate Seal:

Landlord:

AP SOUTHEAST PORTFOLIO PARTNERS, L.P.
a Delaware limited partnership

By: Highwoods Properties, Inc., its manager a Maryland corporation

By:	Edward J. Fristsch
Edward J. Fritsch, Executive Vice President and Chief Operating Officer

Date:	May 12, 2003

Attest:	Lisa L. Betts
Assistant Secretary

Corporate Seal:

WORKLETTER. This Workletter sets forth the rights and obligations of Landlord and Tenant with respect to space planning, engineering, final workshop drawings, and the construction and installation of any improvements to the Premises to be completed before the Expansion Premises Commencement Date (“Tenant Improvements”). This Workletter contemplates that the performance of this work will proceed in four stages in accordance with the following schedule: (i) preparation of a space plan; (ii) final design and engineering and preparation of final plans and working drawings; (iii) preparation by the Contractor (as hereinafter defined) of an estimate of the cost of the Tenant Improvements; (iv) submission and approval of plans by appropriate governmental authorities and construction and installation of the Tenant Improvements by the Expansion Premises Commencement Date.

In consideration of the mutual covenants hereinafter contained, Landlord and Tenant do mutually agree to the following:

1. Allowance. Landlord agrees, at its sole cost and expense, to provide an allowance of $387,140.00, to design, engineer, install, supply and otherwise to construct the Tenant Improvements in the Premises that will become a part of the Building (the “Allowance”); otherwise, Tenant is fully responsible for the payment of all costs in connection with the Tenant Improvements. Up to 20% of the Allowance may be applied, at Tenant’s discretion, as a rent credit, provided that Landlord has the right to determine the time period upon which the credit is to be applied no sooner than 1/1/04 no later than 1/1/5. Any unused allowance shall be forfeited by Tenant.

2. Space Planning, Design and Working Drawings. Tenant shall provide and designate architects and engineers licensed in State in which the Expansion Premises are located and reasonably acceptable to Landlord, which architects and engineers will complete construction and mechanical drawings and specifications as required to construct the Tenant Improvements. The architects and engineers shall comply with the following:

a. Attend a reasonable number of meetings with Tenant and Landlord’s agent to define Tenant requirements. Tenant shall provide one complete space plan prepared by Tenant’s architect in order to obtain Landlord’s approval of such space plan.

b. Complete construction drawings for Tenant’s partition layout, reflected ceiling grid, telephone and electrical outlets, keying, and finish schedule (subject to the limitation expressed in Section 2 below).

c. Complete building standard mechanical plans where necessary (for installation of air conditioning system and ductwork, and heating and electrical facilities) for the work to be done in the Expansion Premises.

d. All plans and working drawings for the construction and completion of the Expansion Premises (the “Plans”) shall be subject to Landlord’s prior written approval. Any changes or modifications Tenant desires to make to the Plans shall also be subject to Landlord’s prior approval. Landlord agrees that it will not unreasonably withhold its approval of the Plans, or of any changes or modifications thereof; provided, however, Landlord shall have sole and absolute discretion to approve or disapprove any improvements that will be visible to the exterior of the Expansion Premises, or which may affect the structural integrity of the Building. Any approval of the Plans by Landlord shall not constitute approval of any Delays caused by Tenant and shall not be deemed a waiver of any rights or remedies that may arise as a result of such Delays.

e. If Tenant makes any revisions to the space plan after it has been approved by both Landlord and Tenant, Tenant shall pay all additional costs and expenses incurred as a result of such revisions.

3. Signage and Keying. Door and/or directory signage and suite keying in accordance with building standards shall be provided and installed by Tenant. Tenant shall have early access to the Premises in order to facilitate design and construction of Tenant improvements upon execution of this lease amendment.

4. Work and Materials at Tenant’s Expense; Payment of Allowance.

a. Tenant shall select Contractors licensed in State in which the Expansion Premises are located, to provide the work and materials to construct the Tenant

Improvements; provided that Landlord shall first approve such Contractors, such approval not to be unreasonably withheld.

b. ALL WORK IS TO BE PERFORMED IN COMPLIANCE WITH LANDLORD’S CONSTRUCTION RULES, REGULATIONS AND SPECIFICATIONS (“CONSTRUCTION RULES”), A COPY OF WHICH HAS BEEN PROVIDED TO TENANT. IT IS TENANT’S RESPONSIBILITY TO MAKE SURE THAT ITS CONTRACTOR COMPLIES WITH ALL CONTRUCTION RULES. IF TENANT HAS NOT RECEIVED A COPY OF THE CONSTRUCTION RULES, IT IS THE RESPONSIBILITY OF TENANT TO OBTAIN A COPY PRIOR TO COMMENCEMENT OF ANY CONSTRUCTION ACTIVITIES. FAILURE TO COMPLY WITH THE CONSTRUCTION RULES IS A DEFAULT UNDER THE LEASE.

c. Landlord shall participate with Tenant and the Contractor in the creation of a punchlist and the construction shall not be deemed completed until Landlord has accepted the final construction.

d. Tenant agrees that Tenant and its contractor and anyone acting on behalf of its contractor or Tenant shall comply with any of Landlord’s requests that pertain to protecting the Building and the rights of other tenants to enjoyment of their leased space.

e. Tenant shall pay Landlord a fee of $1,500.00 to reimburse Landlord for its costs and expenses in monitoring construction of the Tenant Improvements to assure they are being constructed in accordance with the approved Plans. This fee may be deducted from the Allowance by Landlord.

f. Upon completion of the Tenant Improvements and within five (5) days after demand by Landlord, Tenant shall deliver to Landlord (i) final releases of lien from all contractors, subcontractors and materialmen performing any work or providing any materials for the Tenant Improvements, and from any lienors giving notice required under law; (ii) a final contractor’s affidavit from the general Contractor in accordance with applicable law; and (iii) any supporting documentation evidencing final completion and payment of the Tenant Improvements reasonably requested by Landlord.

g. Landlord shall pay the Allowance to Tenant in monthly increments after construction of the Tenant Improvements has commenced; provided that Tenant shall not be entitled to receive any portion of the Allowance unless it presents Landlord with evidence establishing that Tenant has paid the vendors and obtained lien waivers (when appropriate) for the work being reimbursed by the monthly increment. Tenant shall not be entitled to receive the final 5% of the Allowance, until the conditions provided in f. above have been met.

5. Expansion Premises Commencement Date. Landlord shall be deemed to have delivered possession of the Expansion Premises on the Expansion Premises Commencement Date set forth in this Second Amendment, and the Expansion Premises Commencement Date of the Lease shall not be delayed by reason of the non-completion of the Tenant Improvements or the failure to obtain a certificate of occupancy or a temporary certificate of occupancy.

6. Materials and Workmanship. Tenant covenants and agrees that all work performed in connection with the construction of the Expansion Premises shall be performed in a good and workmanlike manner and in accordance with all applicable laws and regulations and with the final approved Plans. Tenant agrees to exercise due diligence in completing the construction of the Expansion Premises.

7. Insurance; Indemnity. Prior to any entering the Expansion Premises or commencing construction, Tenant shall comply with all insurance provisions of the Lease. All waiver and indemnity provisions of the Lease shall apply upon Tenant’s (or it’s contractor’s) entry of the Expansion Premises.

Exhibit A-1

Expansion Premises